Exhibit 10.2

NVR, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNITS AGREEMENT

NVR, Inc., a Virginia corporation (the “Company”), hereby grants Restricted Share Units (“Restricted Share Units”) for shares of its common stock, par value $0.01 (“Stock”) to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment (collectively, the “Agreement”) and in the Company’s 2010 Equity Incentive Plan (as amended from time to time, the “Plan”).

Name of Grantee:

Number of Restricted Share Units:

Purchase Price per Share: $0.01 (par value)

Grant Date:

Vesting Schedule: The Restricted Share Units shall vest on                                              .

By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is also attached. You further agree and acknowledge that adequate consideration has been exchanged between the Company and you and that you have considered and agreed to execute this Agreement, which binds you to confidentiality, non-competition, non-recruitment and non-solicitation restrictive covenants. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

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NVR, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNITS AGREEMENT

Restricted Share Units	This Agreement evidences an award of shares of Stock in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Restricted Share Units”). The purchase price is deemed paid by your continued Services to the Company.

Transfer of Unvested Restricted Share Units	Unvested Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Share Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Share Units will immediately become forfeited.

Vesting

The Company will issue your Restricted Share Units in the name set forth on the cover sheet.

Your rights under this Restricted Share Units grant and this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in your Service on the vesting dates set forth on the cover sheet. In the event of a termination of your employment resulting from your involuntary termination due to a reduction in force, death or disability or from your retirement at normal retirement age (age 65), the Restricted Share Units shall become vested at the date of termination for a pro rata portion based on the number of full months of the current year that has expired prior to the termination of the previously non-vested portion of the Restricted Share Units which would have been vested at the end of the year in which such termination occurs. You shall not be entitled to pro rata vesting if your employment is terminated for any other reason. An involuntary termination due to a reduction in force shall be defined as a termination where the Company determines in its sole discretion that the termination is for economic reasons unrelated to job performance.

Delivery	As your Restricted Share Units vest, the Company will issue the shares of Stock to which the then vested Restricted Share Units relate; provided, that, if such vesting date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2 1/2 months after the end of the

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calendar year in which the shares would have been otherwise delivered. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant.

Corporate Transaction

Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, the Restricted Share Units will become 100% vested (i) if the Restricted Share Units are not assumed, or equivalent restricted securities are not substituted for the Restricted Share Units by the Company or its successor, or (ii) if assumed or substituted for, upon your Involuntary Termination within the 12-month period following the consummation of the Corporate Transaction.

“Involuntary Termination” means termination of your Service by reason of your involuntary dismissal by the Company or its successor for reasons other than Cause.

Evidence of Issuance	The issuance of the Stock under the grant of Restricted Share Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates. You will have no further rights with regard to a Restricted Share Unit once the share of Stock related to such Restricted Share Unit has been issued.

Forfeiture of Unvested Restricted Share Units	Unless the termination of your Service triggers accelerated vesting of your Restricted Share Units, or other treatment pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company or any Affiliate, as applicable, and you, you will automatically forfeit to the Company all of the unvested Restricted Share Units in the event you are no longer providing Service for any reason.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or customers of the Company or any Affiliate or any confidentiality obligation with respect to the Company or any Affiliate or otherwise in competition with the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Restricted Share Units awarded under this Agreement and the Restricted Share Units shall immediately expire. Specifically, in consideration of this Award, you acknowledge and agree to the following:

(i) Confidential Information. In connection with your employment with the Company, you have had or may have access to

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confidential, proprietary, and non-public information concerning the business or affairs of the Company, including but not limited to trade secrets (as defined in Va. Code § 59.1-336) and other information concerning the Company’s customers, developers, lot positions, subcontractors, employees, pricing, procedures, house plans, marketing plans, business plans, operations, business strategies, and methods (collectively, “Confidential Information”). Accordingly, both during and after termination of your Service (regardless of whether you, or the Company or an Affiliate terminates your Service), you shall not misappropriate, use or disclose to any third party any Confidential Information for any reason other than as intended within the scope of your Service. In the event that you are required by law to disclose any Confidential Information, you agree to give the Company prompt advance written notice thereof and to provide the Company, if requested, with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure. Upon termination of your Service for any reason, or at any other time upon request of the Company, you shall immediately deliver to the Company all documents, forms, blueprints, designs, policies, memoranda, or other data (and copies hereof), in tangible, electronic, or intangible form, relating to the business of the Company or any Affiliate. Notwithstanding the foregoing, Confidential Information shall not include information that (1) you had in your possession as of the commencement of your employment or Service to the Company or an Affiliate, provided that such information is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Company or an Affiliate, or (2) becomes publicly available otherwise than through disclosure by you in violation of this or any other applicable Agreement.

(ii) Non-Competition. During your Service and for a period of twelve (12) months after your Service ends (regardless of whether you, or the Company or an Affiliate terminates your Service) (“the Restricted Period”), you shall not anywhere in the Restricted Area (as defined below): (a) own more than 5% of outstanding shares or control any residential homebuilding, mortgage financing, or settlement services business that competes with the Company or an Affiliate in a type of business activity (i.e., residential homebuilding, mortgage financing, or settlement services) (x) over which you had any management responsibility at any time during the twenty-four (24) months prior to termination of your Service or (y) from which you received, as part of your work duties, Confidential Information regarding, at any time during the twenty-four (24) months prior to termination of your Service; or (b) render services to (whether as an employee, consultant, independent contractor, partner, officer, director, or board member) any person or entity that competes with the Company or an Affiliate in the residential homebuilding business,

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mortgage financing business, or settlement services business, where such services are competitive with any of the services you provided to the Company or to an Affiliate at any time during the twenty-four (24) months prior to termination of your Service. “Restricted Area” means only those counties and other units of local government in which the Company engaged in residential homebuilding business activities, mortgage financing business activities, or settlement services business activities, as applicable, (x) over which you have had any managerial responsibility or (y) from which you received, as part of your work duties, Confidential Information regarding, at any time during the 24-month period prior to the termination of your Service.

(iii) Land Development. For the avoidance of doubt, if you were employed as a Land Manager, VP of Land, otherwise had any managerial responsibility over the Company’s operations contracting for finished lots, or received, as part of your work duties, Confidential Information relating to land development, at any time during the twenty-four (24) months prior to termination of your Service, you agree that you will not engage in any competitive residential land development activities during the Restricted Period within the Restricted Area.

(iv) Non-Recruitment. During the Restricted Period, you will not, directly or indirectly, hire or attempt to hire for a position or role that competes with the Company or an Affiliate, any person, who, at any time during the twelve (12)-month period prior to the termination of your Service, was an employee or contractor of the Company. For the avoidance of doubt, a position or role competes with the Company or an Affiliate if it (x) requires the same or similar knowledge or skills as the recruited person’s current position or role with the Company or Affiliate, and (y) involves the same type of business activity (i.e., residential homebuilding, mortgage financing, or settlement services).

(v) Non-Solicitation of Developers. During the Restricted Period, you will not, directly or indirectly for the purpose of competing with the Company or an Affiliate, solicit the services of, or acquire or attempt to acquire real property, goods, or services from, any developer or subcontractor with which the Company or any Affiliate contracted at any time during the twelve (12)-month period prior to the termination of your Service.

(vi) Non-Solicitation of Customers. During the Restricted Period, you will not, directly or indirectly, on your behalf or on behalf of another person or entity, solicit any customer or client, or prospective customer or client, of the Company in the twelve (12)-month period prior to the termination of your Service. For the

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avoidance of doubt, the customers and prospective customers covered by this Clause (vi) include only those persons and entities either (x) with whom you had communications in your capacity as an employee or contractor of the Company or of an Affiliate at any time in the twelve (12)-month period prior to the termination of your Service, or (y) about whom you possessed Confidential Information at any time during the twelve (12)-month period prior to your termination of Service.

You acknowledge that the restrictions set forth herein are reasonable and necessary to protect the business and interests of the Company and its Affiliates, and that it would be impossible to measure in money the damages that could or would accrue to the Company and its Affiliates in the event that you fail to honor your obligations under this Agreement. Therefore, in addition to any other remedies they may have, the Company and its Affiliates may apply to any court of competent jurisdiction for specific performance, temporary, preliminary, and/or permanent injunctive relief, or other relief in order to enforce the obligations under this Agreement or prevent a violation of these obligations. You expressly acknowledge and agree that the Company and its Affiliates may pursue all relief to which they are entitled, including without limitation damages, specific performance and injunctive relief. You further acknowledge that each of the restrictive covenants above is independent from the others, and, accordingly, if any is held to be illegal or unenforceable in a judicial proceeding, such provision shall be severed and shall be inoperative, and the others shall remain operative and binding. Moreover, in the event of a breach or violation by you of the obligations in this Agreement, the Restricted Period shall be extended until such breach or violation has been cured.

In addition, if you have vested in Restricted Share Units during the one year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any such shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the total proceeds received from the sale(s), and (2) for any such shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the Restricted Share Units or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

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Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Restricted Share Units within a reasonable period of time, or you shall forfeit the shares of Stock. In the event that the Company or an Affiliate, as applicable, determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting or receipt of shares of Stock arising from this grant, the Company or an Affiliate, as applicable, shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or an Affiliate, as applicable, consistent with Section 14.3 of the Plan (including in connection with a same day sale). Payment must be made in immediately available funds.

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company or an Affiliate in any capacity. Unless otherwise specified in an employment or other written agreement between the Company or an Affiliate, as applicable, and you, the Company or an Affiliate, as applicable, reserves the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, do not have any of the rights of a shareholder with respect to any vested or unvested Restricted Share Units until Stock has been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.

Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as provided in Section 13 of the Plan.

Clawback	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and

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you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the Commonwealth of Virginia, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment or consulting, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For

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purposes of this Award, a termination of employment only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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